Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

KOPIN CORPORATION

KOPIN CORPORATION (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY THAT:

FIRST: That at a meeting of the Board of Directors of the Corporation resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation, as amended to date (the “Charter Amendment”) and declaring said Charter Amendment to be advisable and directing the stockholders of the Corporation to consider said Charter Amendment and to indicate their approval and adoption thereof. The resolution setting forth the amendment is as follows:

RESOLVED, That the first sentence of Article Fourth of the Restated Certificate of Incorporation of the Corporation be and it hereby is amended to read as follows:

“FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is two hundred and seventy-five million and three thousand (275,003,000) shares, of which three thousand (3,000) shares, par value of $.01 each, are to be of a class designated Preferred Stock, and two hundred and seventy five million (275,000,000) shares, par value of $.01 each, are to be of a class designated Common Stock.”

SECOND: That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Sections 211 and 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That the aforesaid Charter Amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That this Certificate of Amendment to the Certificate of Incorporation shall become effective upon the filing of the Certificate of Amendment with the Delaware Secretary of State, which will occur as soon as reasonably practicable after approval.

IN WITNESS WHEREOF, said Kopin Corporation has caused this Certificate of Amendment to the Certificate of Incorporation to be executed, acknowledged and filed by its Chief Financial Officer this 27th day of June 2025.

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be duly executed on behalf of the Corporation on June 27, 2025.

KOPIN CORPORATION

By:	/s/ Richard A. Sneider
Name:	Richard A. Sneider
Title:	Treasurer and Chief Financial Officer